Exhibit 99.1

FOR IMMEDIATE RELEASE

GEORGIA GULF RELEASES LETTER TO WESTLAKE

ATLANTA — February 1, 2012 — Georgia Gulf Corporation (NYSE: GGC) today announced that it has sent a letter to Westlake Chemical Corporation responding to Westlake’s revised unsolicited proposal and to assertions made by Westlake.

The text of the letter sent today from Paul D. Carrico, President and Chief Executive Officer of Georgia Gulf, to Albert Chao, President and Chief Executive Officer of Westlake, follows:

“I am writing to reiterate the points I made during our conversations and in correspondence from earlier this week, in which I shared with you the reaction of the Georgia Gulf Board of Directors to the conversation you and I had on January 27th in which you indicated the possibility of increasing your proposal to $35 per share.

“We take our fiduciary duties very seriously and will consider any bona fide acquisition proposal or other transaction that reflects the full and fair value of Georgia Gulf’s current business and future prospects. However, it continues to be the unanimous view of the Board that $35 per share, which represents a discount to last night’s closing price, is far from compelling and does not represent an appropriate price for us to discuss the sale of Georgia Gulf on a one-off basis.

“As we have previously stated, we believe that Georgia Gulf is well positioned for value creation for its stockholders.  We believe that the Company is at an inflection point in its key businesses, with a significant ability to leverage improving global PVC demand and access to comparatively low-cost U.S. shale gas. We also believe that these factors, combined with improving confidence about the U.S. construction market, are starting to become recognized with increasing multiples and equity prices in our industry, and that Georgia Gulf is positioned to significantly outperform going forward.  In addition, with our highly integrated asset base and our access to export markets, we believe the Company can produce value in the near term substantially superior to recent trading prices for Georgia Gulf stock.

“Contrary to your public statements that we have refused to come to the table to negotiate in good faith, we have consistently expressed willingness to engage in discussions and share sensitive business information with you to demonstrate our view of the underlying intrinsic value of Georgia Gulf.  To engage in these discussions we have required that you enter into a confidentiality agreement and indicate a willingness to consider increasing your proposal to reflect Georgia Gulf’s true intrinsic value.  We believe that your and your advisors’ indications that recent market prices have set the value that our Board should be willing to accept are illogical and continue to substantially undervalue Georgia Gulf.

“Our Board has not in any way taken an ‘entrenched approach’ as you have publicly claimed.  As we have repeatedly made clear from the start of our discussions several months ago, we have not been seeking a standstill provision as part of our confidentiality agreement that would prevent you from either making a tender offer to Georgia Gulf stockholders nor timely making nominations to the Georgia Gulf Board and soliciting proxies for this year’s annual meeting. Your statements that we have insisted on a standstill arrangement that would unreasonably restrain our stockholders’ ability to timely consider your proposal are simply not true.  Our Board has demonstrated a substantial willingness and flexibility to facilitate discussions with you and we strongly believe we proposed a confidentiality agreement that fairly responds to the interests of both of our companies.  However, we are not willing to share confidential information with an industry competitor such as Westlake without a confidentiality agreement in place to protect Georgia Gulf’s interests.

“Your statement today that you do not intend to nominate director candidates for election at our annual meeting of stockholders in 2012 makes your unwillingness to enter into our proposed confidentiality  agreement all the more perplexing.  Indeed, it has been your continued entrenched approach on this point that prevents discussions from moving forward.  We are forced to conclude by your actions that Westlake’s only intention is to pay a value substantially below what we view as compelling and that Westlake is not genuinely interested in engaging in meaningful discussions.”

Georgia Gulf Advisors

Barclays Capital and J.P. Morgan are serving as Georgia Gulf’s financial advisors and Jones Day and Richards, Layton & Finger are acting as legal counsel.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under the Royal Building Products and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Forward-Looking Statements Disclaimer

This news release contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws.  These forward looking statements relate to, among other things, our anticipated financial performance, prospects and our plans and objectives for future operations.   Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of our long-term business strategy as a stand-alone public company, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its unsolicited proposal,  future prices for our products,  industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, the effectiveness of certain previously disclosed and recently implemented changes to our internal control over financial reporting, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q.

Contacts:

Investor Relations

Martin Jarosick, 770-395-4524

or

Arthur Crozier, Jennifer Shotwell or Scott Winter

Innisfree M&A Incorporated

212-750-5833

Media

Alan Chapple, 770-395-4538

chapplea@ggc.com

or

Michael Freitag or Eric Bonach

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449